NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2016 RESULTS

HIGHLIGHTS

•
Management continues to work diligently to execute Stratus’ board-approved five-year plan, and is working closely with Stratus’ financial advisor, Hentschel & Company, in connection with Stratus’ previously-announced review of strategic alternatives to further enhance value for Stratus’ stockholders.

•
Stratus is in negotiations to sell The Oaks at Lakeway, an HEB grocery-anchored retail project, which is approximately 90 percent leased, at a favorable price in accordance with Stratus’ five-year plan to maximize value for stockholders.

•
Stratus’ Santal multi-family project, the initial 236 unit phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N was substantially completed in July 2016. As of July 31, 2016, 55 units were leased. In accordance with Stratus’ five-year plan, this 1,860 multi-family unit portfolio is expected to be methodically developed and strategically marketed for sale. The second 212-unit phase of Santal is currently in the planning stage.

•	Stratus' HEB grocery-anchored retail projects in Killeen and Magnolia, Texas are progressing, with the related HEB stores expected to open in first-quarter 2017 and fourth-quarter 2017, respectively.

•
Construction began in March 2016 on the first 5 of 20 townhomes planned at the Villas at Amarra Drive townhome project (the Amarra Villas) in Barton Creek. As of July 31, 2016, these townhomes are being marketed for sale. The remaining townhomes will be started as the first 5 are completed and sold.

•
Sales of 5 lots for $1.3 million were closed in second-quarter 2016 and 11 lots for $3.4 million for the first six months of 2016, compared with 4 lots for $2.0 million in second-quarter 2015 and 12 lots for $4.3 million for the first six months of 2015. In July 2016, Stratus sold 2 lots for $1.0 million and as of July 31, 2016, had 12 lots under contract. Lot inventory available for sale at Barton Creek and Circle C totaled 63 and 11 lots, respectively, at July 31, 2016, with related total gross value of approximately $45 million. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

•
Net loss attributable to common stockholders totaled $2.5 million, $0.31 per share, for second-quarter 2016, compared with $1.1 million, $0.14 per share, for second-quarter 2015. Net loss attributable to common stockholders for the first six months of 2016 totaled $4.2 million, $0.52 per share, compared with net income attributable to common stockholders of $1.6 million, $0.20 per share, for the first six months of 2015. Net loss attributable to common stockholders for the 2016 periods reflected an increase in general and administrative expenses primarily due to costs of $1.9 million in second-quarter 2016 and $2.5 million for the first six months of 2016 associated with Stratus' successful proxy contest and higher interest expense primarily reflecting increased borrowings and higher interest rates.

•
Stratus’ consolidated debt at June 30, 2016, of $288.1 million consisted of 57 percent fixed-rate debt, with an average interest rate of 5.65 percent, and 43 percent variable-rate debt, with an average interest rate of 4.11 percent.

•	During third-quarter 2016, Stratus expects to receive $12.3 million of municipal utility district bond proceeds as reimbursement of infrastructure costs incurred in its development of Barton Creek.

AUSTIN, TX, August 9, 2016 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stockholders of $2.5 million, $0.31 per share, for second-quarter 2016, compared with $1.1 million, $0.14 per share, for second-quarter 2015. Stratus' net loss attributable to common stockholders for the first six months of 2016 totaled $4.2 million, $0.52 per share, compared with net income attributable to common stockholders of $1.6 million, $0.20 per share, for the first six months of 2015. Net loss attributable to common stockholders for the 2016 periods reflected an increase in general and administrative expenses primarily due to costs of $1.9 million in second-quarter 2016 and $2.5 million for the first six months of 2016 associated with Stratus’ successful proxy contest. Stratus’ results also reflected special items detailed in the Summary Financial Results table below, including, for the first six months of 2015, income of $3.2 million, $0.40 per share, due to a deferred gain associated with the 2012 sale of 7500 Rialto.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “We continue to execute our five-year plan, with significant progress during the second quarter. Our development at The Oaks of Lakeway is performing well and is nearly fully leased, and we are in active negotiations to sell the property on favorable terms. Our current development activities continue to proceed as planned, including our HEB projects in Killeen and Magnolia, as well as our Santal multi-family and Amarra Villas townhome projects in Barton Creek. Active marketing efforts are underway for our existing Barton Creek lot inventory, and we are engaged in development planning for our multi-family and mixed-use projects in Circle C and Lantana. In addition, management continues to work closely with Stratus’ financial advisor in our previously-announced review of strategic alternatives to enhance shareholder value.”

Summary Financial Results.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016		2015
	(In Thousands, Except Per Share Amounts)
Revenues	$19,150	$19,986	$38,176		$40,211
Operating (loss) income	(1,362)	542	(889)		2,151
(Loss) income from continuing operations	(2,483)	(240)	(4,166)	[a]	326
Income from discontinued operations, net of taxes	—	—	—		3,218	[b]
Net (loss) income	(2,483)	(240)	(4,166)	[a]	3,544
Net income attributable to noncontrolling interests in subsidiaries	—	(879)	—		(1,921)
Net (loss) income attributable to common stockholders	(2,483)	(1,119)	(4,166)	[a]	1,623

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.31)	$(0.14)	$(0.52)	[a]	$(0.20)
Discontinued operations	—	—	—		0.40	[b]
Diluted net (loss) income per share attributable to common stockholders	$(0.31)	$(0.14)	$(0.52)		$0.20

Diluted weighted-average shares of common stock outstanding	8,092	8,061	8,082		8,081

a.	Includes a loss on early extinguishment of debt totaling $0.8 million ($0.5 million to net loss attributable to common stock or $0.07 per share) associated with prepayment of the Bank of America loan.
b. Represents recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

Five-Year Plan. In March 2015, Stratus announced that its board of directors had unanimously approved a five-year plan to create value for stockholders by methodically developing certain existing assets and strategically marketing other assets for sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Consistent with the five-year plan, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. As discussed further below, Stratus is in negotiations to sell The Oaks at Lakeway, continues to market its completed single-family homesites, continues planning for the second phase of its Santal multi-family project at Barton Creek Section N, and continues to progress its development projects and plans, including additional HEB-anchored projects.

On September 28, 2015, Stratus completed the purchase of Canyon-Johnson Urban Fund II, L.P.'s (Canyon-Johnson’s) approximate 58 percent interest in the joint venture that owned the W Austin Hotel & Residences (the Block 21 Joint Venture) for approximately $62 million, after Canyon-Johnson triggered the buy/sell provisions in the joint venture agreement. Stratus completed the refinancing of the W Austin Hotel & Residences in January 2016.

Review of Strategic Alternatives. In April 2016, Stratus announced that its board of directors authorized management to explore a full range of strategic alternatives to enhance value for its stockholders, including, but not limited to, a sale of Stratus, a sale of certain of its core assets, a share repurchase program, and continuing its long-term plans to develop the value of its properties. After conducting a thorough process of evaluating several financial advisors, Stratus engaged Hentschel & Company, a premier boutique investment banking advisory firm focused on the real estate industry, as financial advisor in connection with the review of strategic alternatives. The board of directors has not set a definitive timeline for completion of this review process and has not determined to pursue any particular strategic alternative or enter into any transaction. There can be no assurance that this process will result in any change to the previously announced five-year plan, a sale transaction or any other transaction.

Progress on Development Projects. Stratus is currently developing The Oaks at Lakeway retail and the Amarra Villas projects. The Oaks at Lakeway is a HEB Grocery Company, L.P. (HEB) anchored retail project planned for 231,436 square feet of commercial space. Leases for approximately 90 percent of the space, including the HEB store lease, have been executed and leasing for the remaining space is under way. The HEB store opened in October 2015, and 16 tenants have opened in 2016. Construction of 217,736 square feet was substantially complete as of June 30, 2016, and construction of the remaining space will be started once leases have been executed. Stratus has received attractive bids for the project and is in active negotiations to sell the property.

Construction of the first 5 of 20 townhomes planned for the Amarra Villas in Barton Creek commenced in March 2016, and as of July 31, 2016, Stratus is marketing them for sale. These townhomes are scheduled for substantial completion by mid-2017.

The Santal multi-family project, a garden-style apartment complex, was substantially completed in July 2016 and includes 236 apartment units. As of July 31, 2016, 55 units were leased. Santal is the initial phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N. The portfolio is fully entitled and has committed utility capacity for full buildout. The 212-unit second phase of Santal is currently in the planning stage.

Stratus has completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Barton Creek Section N. Construction of a water treatment plant, linear utility construction, drainage facilities, Tecoma Boulevard and a regional wastewater treatment plant have been completed. These infrastructure facilities, essential for development of Section N and Sections K, L and O, reflect a total infrastructure investment to date of approximately $39 million, a large portion of which is expected to be reimbursed through municipal utility district reimbursements.

Stratus’ HEB grocery-anchored retail developments in Magnolia and Killeen, Texas are progressing on schedule and are expected to be developed, marketed and sold pursuant to Stratus' five-year plan. Construction of the West Killeen Market project is expected to begin in third-quarter 2016, and the HEB store is expected to open in first-quarter 2017. The HEB store at the Magnolia location is expected to open in fourth-quarter 2017.

Stratus believes that the Austin and surrounding sub-markets continue to be desirable. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets, which are located in desirable areas with significant regulatory constraints, are highly entitled and now have utility capacity for full buildout. As a result, Stratus believes that through strategic planning, development and marketing, as provided in its five-year plan, it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means.

Debt Refinancing. On January 5, 2016, Stratus completed the refinancing of the W Austin Hotel & Residences. Goldman Sachs Mortgage Company provided a $150.0 million, ten-year, non-recourse term loan (the Goldman Sachs loan) with a fixed interest rate of 5.58 percent per annum and payable monthly based on a 30-year amortization. The Goldman Sachs loan provides a new long-term capital structure for the W Austin Hotel & Residences that eliminates interest rate risk for $150.0 million of debt and reduces Stratus' total recourse debt, enabling significant recurring cash flow from what Stratus considers to be a premier asset.

Operating Results. Operating income for the Hotel segment increased during the 2016 periods, primarily reflecting lower depreciation expense. Revenue from the Hotel segment totaled $10.7 million for second-quarter 2016 and $21.4 million for the first six months of 2016, compared with $11.1 million for second-quarter 2015 and $22.8 million for the first six months of 2015. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. Lower Hotel revenues in the 2016 periods primarily reflect lower room rates and lower food and beverage sales, partly attributable to increased hotel capacity in the Austin area. Revenue per available room at the W Austin Hotel, which is calculated by dividing total room revenue by the average total rooms available, averaged $285 for second-quarter 2016 and $283 for the first six months of 2016, compared with $287 for second-quarter 2015 and $303 for the first six months of 2015. Cost of sales for the Hotel segment (excluding depreciation) were $7.7 million in second-quarter 2016 and $15.4 million for the first six months of 2016, compared with $8.4 million in second-quarter 2015 and $16.5 million for the first six months of 2015, primarily reflecting lower management fees and decreased food and beverage costs. Depreciation expense was lower in the 2016 periods, resulting from certain furniture and equipment being fully depreciated as of December 31, 2015. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Operating income for the Entertainment segment decreased in the 2016 periods, primarily as a result of lower ticket sales and attendance, and in second-quarter 2016, higher cost of sales. Revenue from the Entertainment segment totaled $5.0 million for second-quarter 2016 and $9.1 million for the first six months of 2016, compared with $5.1 million for second-quarter 2015 and $9.4 million for the first six months of 2015. Entertainment revenue primarily reflects the results of operations for Austin City Limits Live at the Moody Theater (ACL Live), including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. ACL Live hosted 59 events during second-quarter 2016 and 110 during the first six months of 2016, compared with 55 events during second-quarter 2015 and 103 events during the first six months of 2015. ACL Live currently has events booked through May 2017.

Operating income from the Commercial Leasing segment increased in the 2016 periods, primarily as a result of rental revenues from The Oaks at Lakeway and Santal. Rental revenue from the Commercial Leasing segment totaled $2.4 million for second-quarter 2016 and $4.6 million for the first six months of 2016, compared with $1.9 million for second-quarter 2015 and $3.8 million for the first six months of 2015. Rental revenue for the 2016 periods primarily includes revenue from The Oaks at Lakeway, office and retail space at the W Austin Hotel & Residences, Barton Creek Village and the Santal multi-family project. Rental revenue for the first six months of 2015 included revenue from Parkside Village and 5700 Slaughter, which were both sold on July 2, 2015. The increase in rental revenue in the 2016 periods reflects rental revenues from The Oaks at Lakeway and Santal, partially offset by a decrease related to the sales of Parkside Village and 5700 Slaughter.

Operating (loss) income for the Real Estate Operations segment decreased in the 2016 periods, primarily reflecting decreased revenues from developed property sales. Revenue from the Real Estate Operations segment totaled $1.5 million for second-quarter 2016 and $3.7 million for the first six months of 2016, compared with $2.3 million for second-quarter 2015 and $4.8 million for the first six months of 2015.

Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended June 30,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase III Lots	—	$—	$—	3	$1,770	$284

Circle C
Meridian	5	1,300	147	1	275	156

Total Residential	5	$1,300		4	$2,045

	Six Months Ended June 30,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase II Lots	1	$550	$190	—	$—	$—
Phase III Lots	—	—	—	3	1,770	284

Circle C
Meridian	10	2,815	159	9	2,480	156
Total Residential	11	$3,365		12	$4,250

The decrease in developed property sales revenues in the 2016 periods primarily resulted from a decrease in Amarra Drive Phase III lot sales, partly offset by an increase in lot sales at Meridian. In July 2016, Stratus sold 2 lots for $1.0 million and as of July 31, 2016, had 12 lots under contract. Lot inventory available for sale at Barton Creek and Circle C totaled 63 and 11 lots, respectively, at July 31, 2016. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the outcome of the strategic review process, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board of directors considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Hotel	$10,658	$11,054	$21,233	$22,673
Entertainment	4,903	4,995	9,046	9,304
Commercial leasing	2,141	1,703	4,194	3,524
Real estate operations	1,448	2,234	3,703	4,710
Total revenues	19,150	19,986	38,176	40,211
Cost of sales:
Hotel	7,676	8,295	15,357	16,377
Entertainment	3,775	3,688	6,819	7,091
Commercial leasing	1,043	959	1,905	1,700
Real estate operations	1,889	2,011	4,098	4,121
Depreciation	1,983	2,346	3,665	4,650
Total cost of sales	16,366	17,299	31,844	33,939
General and administrative expenses	4,146	2,145	7,221	4,121
Total costs and expenses	20,512	19,444	39,065	38,060
Operating (loss) income	(1,362)	542	(889)	2,151
Interest expense, net	(2,346)	(1,031)	(4,315)	(1,881)
Loss on interest rate derivative instruments	(101)	(13)	(475)	(68)
Loss on early extinguishment of debt	—	—	(837)	—
Other income, net	4	285	8	289
(Loss) income before income taxes and equity in unconsolidated affiliates' (loss) income	(3,805)	(217)	(6,508)	491
Equity in unconsolidated affiliates' (loss) income	(25)	(239)	73	(118)
Benefit from (provision for) income taxes	1,347	216	2,269	(47)
(Loss) income from continuing operations	(2,483)	(240)	(4,166)	326
Income from discontinued operations, net of taxes	—	—	—	3,218
Net (loss) income	(2,483)	(240)	(4,166)	3,544
Net income attributable to noncontrolling interests in subsidiaries	—	(879)	—	(1,921)
Net (loss) income attributable to common stockholders	$(2,483)	$(1,119)	$(4,166)	$1,623

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.31)	$(0.14)	$(0.52)	$(0.20)
Discontinued operations	—	—	—	0.40
Basic and diluted net (loss) income per share attributable to common stockholders	$(0.31)	$(0.14)	$(0.52)	$0.20

Weighted-average shares of common stock outstanding:
Basic	8,092	8,061	8,082	8,051
Diluted	8,092	8,061	8,082	8,081

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$10,566	$17,036
Restricted cash	10,081	8,731
Real estate held for sale	24,323	25,944
Real estate under development	122,386	139,171
Land available for development	13,711	23,397
Real estate held for investment, net	238,984	186,626
Deferred tax assets	15,367	15,329
Other assets	18,840	13,871
Total assets	$454,258	$430,105

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$12,000	$14,182
Accrued liabilities	12,018	10,356
Debt	288,143	260,592
Other liabilities	9,414	8,301
Total liabilities	321,575	293,431

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	92	91
Capital in excess of par value of common stock	192,586	192,122
Accumulated deficit	(39,310)	(35,144)
Common stock held in treasury	(20,760)	(20,470)
Total stockholders' equity	132,608	136,599
Noncontrolling interests in subsidiaries	75	75
Total equity	132,683	136,674
Total liabilities and equity	$454,258	$430,105

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2016	2015
Cash flow from operating activities:
Net (loss) income	$(4,166)	$3,544
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	3,665	4,650
Cost of real estate sold	1,691	2,098
Loss on early extinguishment of debt	837	—
Loss on interest rate derivative contracts	475	68
Debt issuance cost amortization and stock-based compensation	698	777
Gain on sale of 7500 Rialto, net of tax	—	(3,218)
Equity in unconsolidated affiliates' (income) loss	(73)	118
Deposits	21	82
Deferred income taxes	(38)	47
Purchases and development of real estate properties	(7,629)	(15,703)
Municipal utility district reimbursement	—	5,307
Increase in other assets	(5,843)	(383)
Increase in accounts payable, accrued liabilities and other	98	2,022
Net cash used in operating activities	(10,264)	(591)

Cash flow from investing activities:
Capital expenditures	(22,435)	(16,740)
Other, net	(17)	62
Net cash used in investing activities	(22,452)	(16,678)

Cash flow from financing activities:
Borrowings from credit facility	12,000	23,500
Payments on credit facility	(3,139)	(15,366)
Borrowings from project loans	168,875	15,810
Payments on project and term loans	(150,345)	(9,662)
Stock-based awards net payments, including excess tax benefit	(158)	(144)
Noncontrolling interests distributions	—	(1,040)
Financing costs	(987)	—
Net cash provided by financing activities	26,246	13,098
Net decrease in cash and cash equivalents	(6,470)	(4,171)
Cash and cash equivalents at beginning of year	17,036	29,645
Cash and cash equivalents at end of period	$10,566	$25,474

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Hotel, Entertainment, Commercial Leasing and Real Estate Operations.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including the recently opened 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences, a retail building and a bank building in Barton Creek Village, a retail property at The Oaks at Lakeway and the Santal multi-family project. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties, which were included in the Commercial Leasing segment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas located in the greater Houston area; and in Killeen, Texas (The West Killeen Market).
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses primarily consist of employee salaries, wages and other costs, and beginning January 1, 2016, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The segment disclosures for the 2015 periods have been recast to be consistent with the presentation of the 2016 periods. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment data presented below were prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Hotel	Entertainment	Commercial Leasing[a]	Real Estate Operations[b]	Corporate, Eliminations and Other[c]		Total
Three Months Ended June 30, 2016:
Revenues:
Unaffiliated customers	$10,658	$4,903	$2,141	$1,448	$—		$19,150
Intersegment	71	51	225	8	(355)		—
Cost of sales, excluding depreciation	7,719	3,927	1,051	1,889	(203)		14,383
Depreciation	851	371	766	54	(59)		1,983
General and administrative expenses	—	—	—	—	4,146	[d]	4,146
Operating income (loss)	$2,159	$656	$549	$(487)	$(4,239)		$(1,362)
Capital expenditures[e]	$174	$255	$8,138	$4,504	$—		$13,071
Total assets at June 30, 2016	105,167	39,405	116,554	180,039	13,093		454,258

Three Months Ended June 30, 2015:
Revenues:
Unaffiliated customers	$11,054	$4,995	$1,703	$2,234	$—	$19,986
Intersegment	69	79	166	25	(339)	—
Cost of sales, excluding depreciation	8,353	3,744	985	2,011	(140)	14,953
Depreciation	1,496	318	501	68	(37)	2,346
General and administrative expenses	—	—	—	—	2,145	2,145
Operating income (loss)	$1,274	$1,012	$383	$180	$(2,307)	$542
Capital expenditures[e]	$57	$8	$8,399	$9,140	$—	$17,604
Total assets at June 30, 2015	109,069	49,116	47,883	203,471	4,648	414,187

IV

	Hotel	Entertainment	Commercial Leasing[a]	Real Estate Operations[b]	Corporate, Eliminations and Other[c]		Total
Six Months Ended June 30, 2016:
Revenues:
Unaffiliated customers	$21,233	$9,046	$4,194	$3,703	$—		$38,176
Intersegment	160	84	361	16	(621)		—
Cost of sales, excluding depreciation	15,429	7,032	1,921	4,098	(301)		28,179
Depreciation	1,697	706	1,242	114	(94)		3,665
General and administrative expenses	—	—	—	—	7,221	[d]	7,221
Operating income (loss)	$4,267	$1,392	$1,392	$(493)	$(7,447)		$(889)
Capital expenditures[e]	$261	$279	$21,895	$7,629	$—		$30,064

Six Months Ended June 30, 2015:
Revenues:
Unaffiliated customers	$22,673	$9,304	$3,524	$4,710	$—	$40,211
Intersegment	141	102	252	50	(545)	—
Cost of sales, excluding depreciation	16,455	7,173	1,750	4,122	(211)	29,289
Depreciation	2,990	642	968	125	(75)	4,650
General and administrative expenses	—	—	—	—	4,121	4,121
Operating income (loss)	$3,369	$1,591	$1,058	$513	$(4,380)	$2,151
Income from discontinued operations[f]	$—	$—	$3,218	$—	$—	$3,218
Capital expenditures[e]	448	69	16,223	15,703	—	32,443

a.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

b.	Includes sales commissions and other revenues together with related expenses.

c.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

d.
General and administrative costs were higher in the second quarter and first six months of 2016, compared with the second quarter and first six months of 2015, primarily reflecting higher legal and consulting fees mainly due to $1.9 million in second-quarter 2016 and $2.5 million for the first six months of 2016 associated with Stratus' successful proxy contest.

e.	Also includes purchases and development of residential real estate held for sale.

f.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

V